EXHIBIT 23(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-81573, 333-52204, 333-81940, 333-58820, 333-85486 and 333-103515 of Duke Energy Corporation on Form S-3 and Registration Statement Nos. 333-29563, 333-29585, 333-12093, 333-50317, 333-59279 and 333-84222 of Duke Energy Corporation on Form S-8 of our report dated March 12, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001 and the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002), appearing in this Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Charlotte, North Carolina

March 14, 2003